EXHIBIT 4.3

AMERICAS GOLD AND SILVER CORPORATION

AMENDED AND RESTATED STOCK OPTION PLAN

Effective May 7, 2025

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Americas Gold and Silver Corporation	Stock Option Plan

1 GENERAL PROVISIONS

1.1 Interpretation

For the purpose of this Plan, the following terms shall have the following meanings:

(a)	“Administrator” means such Director, officer or employee of the Corporation as may be designated from time to time, as Administrator by the Board or an authorized committee of the Board;

(b)	“Associate” has the meaning ascribed to that term under subsection 1(1) of the Securities Act (Ontario);

(c)

“Blackout Period” means a period of time when, pursuant to any policies of the Corporation or other periods as designated by the Corporation, designated Persons may not trade in securities of the Corporation;

(d)	“Board” means the board of directors of the Corporation;

(e)	“Cashless Exercise” has the meaning ascribed to that term under Section 2.6(c);

(f)

“Cause” means in respect of a Participant, unless otherwise defined in a Participant’s Option Agreement or employment or consulting agreement, in which case such definition shall apply, (i) any act or omission that constitutes a “Serious Reason” or “cause” for termination within the meaning of Article 2094 of the Civil Code of Québec (as amended from time to time) and applicable jurisprudence in respect of Participants in Québec or (ii) “cause” within the meaning of the common law in respect of Participants outside of Québec;

(g)	“Change of Control” means:

(i)

the acquisition by any “offeror” (as defined in the Securities Act (Ontario)) of beneficial ownership of more than 50% of the outstanding voting securities of the Corporation, by means of a take-over bid or otherwise;

(ii)

any consolidation, reorganization, merger, amalgamation or statutory amalgamation or arrangement of the Corporation with or into another corporation, a separation of the business of the Corporation into two or more entities, or pursuant to which Common Shares would be converted into cash, securities or other property, other than a merger of the Corporation in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

(iii)	any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation;

(iv)	the approval by the shareholders of any plan of liquidation or dissolution of the Corporation;

(v)

the replacement by way of election or appointment at any time of one-half or more of the total number of the then incumbent members of the Board, unless such election or appointment is approved by 50% or more of the Board in office immediately preceding such election or appointment in circumstances where such election or appointment is to be made other than as a result of a dissident public proxy solicitation, whether actual or threatened; or

(vi)

the completion of any transaction or series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in clauses (i), (ii), (iii) or (iv), referred to immediately above;

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(h)	“Common Shares” means the common shares without par value of the Corporation as currently constituted;

(i)

“Consultant” means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Corporation or any of its Subsidiaries has a contract for services who is approved for participation in the Plan by the Board and for whom there exists an exemption from applicable prospectus requirements permitting the granting of an Option;

(j)	“Corporation” means Americas Gold and Silver Corporation;

(k)

“Date of Grant” means the effective date of grant of an Option as set out in the Option Agreement, provided that, such date shall not be earlier than the date on which the grant of the Option was approved by the Board or a committee of the Board duly authorized in accordance with Section 1.3(a);

(l)	“Director” means a member of the Board;

(m)	“Disability” means a Participant’s long-term disability, as determined by the Board;

(n)	“Effective Date” means May 7, 2025;

(o)	“Eligible Person” means, subject to all applicable laws, any Director, officer, employee (whether part-time or full-time), or Consultant of the Corporation or any of its Subsidiaries;

(p)

“Exchange” means the Toronto Stock Exchange or the NYSE American LLC, as applicable, or if the Common Shares are not listed on the Toronto Stock Exchange or the NYSE American LLC, such other stock exchange on which the Common Shares are listed, or if the Common Shares are not listed on any stock exchange, then on the over-the-counter market;

(q)	“Exchange Day” means any day on which the Exchange is open for trading;

(r)	“Exercise Notice” means the notice respecting the exercise of an Option, in substantially the form set out as Schedule “B” hereto, duly executed by the Option Holder;

(s)	“Fair Market Value” on any date of a Common Share means:

(i)

if the Common Shares are listed on an Exchange, the volume-weighted average trading price of the Common Shares on the Exchange with the greatest volume of trading over the applicable period, for the five trading days before the relevant date or, if there is no reported sale price at which the Common Shares traded on an Exchange during such period, the average of the closing bid and ask prices (on the Exchange with the narrowest such bid-ask spread) for the trading day immediately before the relevant date; and

(ii)	if the Common Shares are not listed on an Exchange, the value of a Common Share as determined by the Board in good faith;

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(t)	“Insider” means:

(i)

an insider as defined under subsection 1(1) of the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the Corporation, and

(ii)	an Associate of any person who is an insider by virtue of (i) above:

(u)	“Non-Executive Director” means any Director of the Corporation who is not an employee or officer of the Corporation or any Affiliate;

(v)	“Option” means an option to purchase Common Shares granted pursuant to the terms of the Plan;

(w)	“Option Agreement” means an agreement, substantially in the form of Schedule “A”, evidencing an award of Options;

(x)	“Option Exercise Price” means the price at which a Common Share may be acquired on exercise of an Option;

(y)	“Participant” means Eligible Persons to whom Options have been granted;

(z)

“Person” means an individual, corporation, company, cooperative, sole proprietorship, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, trust, trustee, executor, administrator, legal personal representative, estate, unincorporated association, organization or syndicate, entity with juridical personality or governmental authority or body, or other entity, whether or not having legal status, however designated or constituted, and pronouns which refer to a Person shall have a similarly extended meaning;

(aa)	“Personal Representative” means:

(i)	in the case of a deceased Participant, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of a Participant who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Participant;

(bb)	“Plan” means this Amended and Restated Stock Option Plan of the Corporation;

(cc)

“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to Eligible Persons, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

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(dd)	“Subsidiary” means an issuer that is controlled by another issuer, within the meaning of subsections 1(3) and 1(4) of the Securities Act (Ontario); and

(ee)

“Termination Date” means (i) in the case of a Participant (other than a Consultant), the last day on which the Participant actively renders services to the Corporation or any of its Subsidiaries, including by reason of death or Disability, excluding any period of contractual or reasonable notice of termination of employment or any period of salary or benefits continuance or deemed employment, except as otherwise expressly required by applicable employment or labour standards legislation, but, for greater certainty, a Participant’s absence from active work during a period of vacation, temporary illness, authorized leave of absence, maternity or parental leave or leave on account of Disability shall not be considered to result in a Termination Date, and (ii) in the case of a Consultant who is a Participant, the effective date of termination of the agreement governing its services as a consultant.

Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.2 Purpose

The purpose of the Plan is to advance the interests of the Corporation by (i) providing Eligible Persons with additional incentive, (ii) encouraging stock ownership by such Eligible Persons, (iii) increasing the proprietary interest of Eligible Persons in the success of the Corporation, (iv) encouraging the Eligible Persons to remain with the Corporation or its Subsidiary Companies, and (v) attracting new Eligible Persons.

1.3 Administration

(a) This Plan shall be administered by the Board or a committee of the Board duly authorized for this purpose by the Board and consisting of not less than three Directors, as assisted by the Administrator. If a committee is authorized for this purpose, all references to the Board will be deemed to be references to the committee.

(b) Subject to the limitations of the Plan and any required approval(s) of the Exchange, the Board shall have the authority:

(i)	to determine the Eligible Persons to whom Options may be granted;

(ii)

to grant Options and determine their terms, including (A) the number of Common Shares subject to the applicable Option, (B) the timing of grants, including the Date of Grant, (C) the Exercise Price, (D) restrictions on transfer, (E) the vesting schedule, limitations, restrictions and conditions applicable to Options, (F) the form of any Option Agreement (not inconsistent with this Plan) to evidence the grant of an Option;

(iii)	to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; and

(iv)

to make all other determinations, settle any disputes or take any other action in connection with the implementation and administration of the Plan including, without limitation, for the purpose of ensuring compliance with Section 1.6 hereof, as it may deem necessary or advisable.

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(c) Without limiting Section 1.3(b), the Board or an authorized committee of the Board, in its discretion, may correct any defect or omission or reconcile any inconsistencies in this Plan or any Option Agreement or Option.

(d) The interpretation by the Board or an authorized committee of the Board of any of the provisions of the Plan and any determination by it pursuant thereto shall be final and conclusive and shall not be subject to any dispute by any Participant. No member of the Board or any person acting pursuant to authority delegated by the Board hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Corporation.

(e) The Board may prescribe terms for Option Agreements in respect of Eligible Persons who are subject to the laws of a jurisdiction other than Canada in connection with their participation in this Plan that are different than the terms of the Option Agreements for Eligible Persons who are subject to the laws of Canada in connection with their participation in this Plan, and/or deviate from the terms of this Plan set out herein, for purposes of compliance with applicable law in such other jurisdiction or where, in the Board’s opinion, such terms or deviations are necessary or desirable to obtain more advantageous treatment for the Corporation, a Subsidiary of the Corporation or the Eligible Person in respect of this Plan under the law of the other jurisdiction.

(f) The Board’s discretion and authority is subject to any mandatory requirements of the Exchange.

1.4 Shares Reserved

(a) The number of Common Shares issuable under the Plan combined with the number of Common Shares issuable under all security-based compensation arrangements of the Corporation shall not exceed 10% of the issued and outstanding Common Shares as at the date of such award.

(b) (i) The maximum aggregate number of Common Shares reserved for issuance to all Non- Executive Directors under the Plan and all other security-based compensation arrangements of the Corporation shall not exceed 1% of the total number of Common Shares then issued and outstanding; (ii) the aggregate Fair Market Value of the Common Shares covered by Options granted under this Plan to any Non-Executive Director in a one-year period shall not exceed $100,000, and (iii) the maximum aggregate value of all awards granted under the Plan to any Non- Executive Director in a one-year period combined with the value of all grants under other security-based compensation arrangements of the Corporation in such one-year period shall not exceed $150,000. The foregoing limitations do not apply to grants made in lieu of Directors’ fees payable in cash.

(c) Notwithstanding anything else contained herein, the number of Common Shares of the Corporation which are (i) issuable at any time, and (ii) issued within any one year period, to insiders (as such term is defined in Part 1 of the TSX Company Manual) (each, an “Insider”) of the Corporation pursuant to the terms of the Plan and under any other security-based compensation arrangement, shall not exceed 10% of the Corporation’s total issued and outstanding Common Shares.

(d) This Plan is an “evergreen” plan. Accordingly, Common Shares covered by Options that are exercised or settled or that expire or are forfeited, surrendered, cancelled or otherwise terminated or lapse for any reason without having been exercised or settled for Common Shares issued from treasury will be available for subsequent grant under this Plan and the number of Common Shares available for issuance under Section 1.4(a) will not be reduced. No fractional shares shall be issued. Reference should be made to Section 1.8(d) for the manner in which fractional share values shall be treated.

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1.5 Amendment and Termination

(a) The Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation, and subject to any required Exchange or shareholder approval. No such amendment, suspension or termination shall alter or impair any Options or any rights pursuant thereto granted previously to any Participant without the consent of such Participant. If the Plan is terminated, the provisions of the Plan and any administrative guidelines, and other rules and regulations adopted by the Board and in force at the time of the Plan, shall continue in effect during such time as an Option or any rights pursuant thereto remain outstanding.

(b) The Board may amend or modify any outstanding Option in any manner, to the extent that the Board would have had the authority to initially grant such Option as so modified or amended, including without limitation, to change the date or dates as of which an Option becomes exercisable, subject to the prior approval of the Exchange, if required; provided that the consent of the affected Participant is obtained if any such amendment or modification would materially impair an outstanding Option.

(c) Pursuant to the policies of the Exchange and without limiting the generality of the foregoing, the Board, subject to Section 1.5(d), may make the following amendments to the Plan or an Option granted under the Plan, as applicable, without obtaining approval of any shareholder of the Corporation:

(i)

amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with applicable laws and regulatory requirements, including the requirements of the Exchange, in place from time to time;

(ii)

amendments of a “housekeeping” or administrative nature, including any amendment to cure any ambiguity, error or omission in this Plan or any Option Agreement or to correct or supplement any provision of this Plan or any Option Agreement that is inconsistent with any other provision of this Plan or other Option Agreement provided such amendment does not alter the scope, nature and intent of the affected provisions;

(iii)	amendments to the provisions of the Plan respecting the terms and conditions on which Options may be granted pursuant to the Plan, including the vesting schedule;

(iv)	the addition of, and subsequent amendment to, any financial assistance provision;

(v)	amendments to the termination provisions of Options or the Plan which do not entail an extension beyond the original expiry date;

(vi)	the addition of a cashless exercise feature, payable in cash or securities;

(vii)

amendments ensuring that the Options granted under the Plan will comply with any provisions respecting the income tax and other laws in force in any country or jurisdiction of which a Participant to whom an Option has been granted may from time to time be resident or a citizen; and

(viii)	any other amendments not requiring shareholder approval under applicable laws or the requirements of the Exchange.

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(d) The Board may not, without the approval of the Corporation’s shareholders, make amendments to the Plan or an Option granted under the Plan with respect to the following:

(i)	an increase to the maximum number or percentage of securities issuable under the Plan;

(ii)	a reduction in the exercise price of an outstanding Option or other entitlements under the Plan;

(iii)	amendments to remove or increase the Insider participation limits in Section 1.4(c);

(iv)	any cancellation and reissue of Options or other entitlements;

(v)	any change to the definition of “Eligible Person” set out in Section 1.1(o) where such change may permit Non-Executive Directors to participate on a discretionary basis under the Plan;

(vi)	an amendment to the prohibition on transferring or assigning Options under the Plan set out in Section 2.7;

(vii)	an amendment to the amendment provisions in this Section 1.5 so as to increase the ability of the Board to amend the Plan without the approval of the Corporation’s shareholders;

(viii)	an amendment that extends the term of Options beyond their Option Expiry Date, except in accordance with Section 2.4(b); and

(ix)	any changes to the limits set out in Section 1.4.

 (e) Notwithstanding the foregoing, no amendment to the Plan which, pursuant to: (i) applicable securities laws and the regulations and rules promulgated thereunder; (ii) any rules and regulations of the Exchange or consolidated stock price reporting system on which prices for the Common Shares are quoted at any time; or (iii) any other applicable laws, rules and regulations of any jurisdiction requiring action by the shareholders, requiresactionbytheshareholdersmaybemadewithoutobtaining,orbeingconditioned upon, shareholderapproval.

(f) If the Plan is terminated, the provisions of the Plan and any administrative guidelines, and other rules and regulations adopted by the Board and in force at the time of the Plan shall continue in effect as long as any Option remains outstanding. However, notwithstanding the termination of the Plan, the Board may make any amendments to the Plan or to any outstanding Option that the Board would have been entitled to make if the Plan were still in effect.

1.6 Compliance with Legislation

The Plan, the grant and exercise of Options hereunder and the Corporation’s obligation to issue and deliver Common Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulation of any stock exchange on which the Common Shares are listed for trading and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Corporation shall not be obliged by any provision of the Plan or the grant of any Option hereunder to issue or sell Common Shares in violation of such laws, rules and regulations or any condition of such approvals. No Option shall be granted and no Common Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or of Common Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue or sale of Common Shares hereunder in violation of this provision shall be void. In addition, the Corporation shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Common Shares are listed for trading. Common Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws and, if deemed necessary or expedient by the Board, the certificates representing the Common Shares issued upon the exercise of Options shall have a legend pertaining to such restriction.

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1.7 Effective Date

This Plan is effective as of the Effective Date.

1.8 Miscellaneous

(a) Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required regulatory or shareholder approval.

(b) Nothing contained in the Plan nor in any Option granted thereunder shall be deemed to give any Participant any interest or title in or to any Common Shares of the Corporation or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever other than as set forth in the Plan and pursuant to the exercise of any Option.

(c) The Plan does not give any Eligible Person the right or obligation to become or to continue to serve as a director, officer, Consultant, or employee, as the case may be, of the Corporation or any of its Subsidiaries. The awarding of Options to any Eligible Person is a matter to be determined solely in the discretion of the Board. The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Common Shares or any other securities in the capital of the Corporation or any of its Subsidiaries other than as specifically provided for in the Plan.

(d) No fractional Common Shares shall be issued upon the exercise of Options and, accordingly, if a Participant would become entitled to a fractional Common Share upon the exercise of an Option, such Participant shall only have the right to purchase the next lowest whole number of Common Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

(e) The grant of an Option shall be conditional upon the Eligible Person to whom the Option is granted completing, signing and delivering to the Corporation all documents as may be required by the regulatory authorities having jurisdiction.

2 OPTIONS

2.1 Nature of Options

An Option is a right granted by the Corporation to an Eligible Person entitling the Eligible Person to acquire, for each Option issued, one Common Share from treasury at the Option Exercise Price.

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2.2 Option Agreement

Each grant of an Option under this Plan will be evidenced by an Option Agreement. Any one executive officer of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, an Option Agreement to each Participant.

2.3 Option Exercise Price

The Board shall establish the Option Exercise Price of an Option on the Date of Grant, which shall in all cases be not less than the Fair Market Value as of that date.

2.4 Option Term; Blackout Period

(a) Subject to Sections 2.4(b) and 2.8, unless otherwise specified in the applicable Option Agreement governing the Option, the date and time on which each Option will expire (the “Option Expiry Date”) will be 4:30 p.m. (Toronto time) on the tenth anniversary of the Date of Grant, provided that the Option Expiry Date shall not be later than the tenth anniversary of the Date of Grant. The Corporation will cancel any unexercised Option immediately following the Option Expiry Date.

(b) If the Option Expiry Date would fall within a Blackout Period, the Option Expiry Date will automatically be extended to the date that is 10 Exchange Days after the date when the Blackout Period ends.

2.5 Vesting of Options

Options will vest on the basis specified in the applicable Option Agreement.

2.6 Option Exercise

(a) An Option may be exercised only by the Participant or the Personal Representative of any Participant, where applicable. Subject to the provisions of this Plan and the applicable Option Agreement, a Participant, or a Participant’s Personal Representative, as applicable, may exercise a vested Option (in whole or in part) at any time (other than during a Blackout Period) by delivering to the Corporation a duly signed and completed Exercise Notice, the applicable Option Agreement and a certified cheque, bank draft or other means of payment acceptable to the Corporation in an amount equal to the aggregate Option Exercise Price of the Common Shares to be purchased pursuant to the exercise of the Option. The issuance of any Common Shares on the exercise of Options shall be subject to the satisfaction of any obligations in respect of the applicable Withholding Tax Amount in accordance with Section 2.13.

(b) As soon as practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Participant a certificate for the Common Shares so purchased.

(c) Subject to any policies of the Exchange, in lieu of exercising any vested Option in the manner described in Section 2.6(a), a Participant may complete a cashless exercise with a properly completed notice of Net Exercise, in a form approved by the Board from time to time, and elect to receive that number of Common Shares determined in accordance with the following formula: (a “Cashless Exercise”):

A = (B* (C – D))/C,

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Where:

A =	the number of Common Shares to be issued to the Participant upon exercising such Options, provided that if the foregoing calculation results in a negative number, then no Shares shall be issued

B =	the number of Shares underlying the Options subject to the Cashless Exercise

C =

subject to the policies of the Exchange, the volume weighted average trading price of the Shares on the Exchange calculated by dividing the total value by the total volume of the Shares traded for the five trading days immediately preceding the date of exercise of the Options subject to the Cashless Exercise

D =	the Option Exercise Price of the Options subject to the Cashless Exercise

2.7 Transfers

(a) A Participant may not transfer or assign an Option, including by operation of law, excepton the death of the Participant, by will or applicable laws of succession, provided that, subject to applicable law, a Participant may designate in writing (on terms specified by the Corporation) a beneficiary to receive any benefits that are payable under this Plan and any Option on death.

(b) A Participant may not grant a security interest in, pledge or otherwise encumber an Option.

(c) Any breach of Sections 2.7(a) or 2.7(b) will result in the Award being void.

2.8 Termination of Employment or Engagement

(a) Except as otherwise determined by the Board or unless otherwise specified in the Option Agreement, the employment agreement of the applicable Participant or as may otherwise be required to satisfy the minimum requirements of applicable employment or labour standards legislation:

(i)

if a Participant’s Termination Date occurs for any reason whatsoever other than death, Disability or termination with Cause, then the Participant may exercise any of the Participant’s Options to the extent that the Options have vested as at the Termination Date until the earlier of the Option Expiry Date of the particular Option and the date that is 90 days after the Termination Date, after which such Options expire and are cancelled. Any Options held by the Participant that have not vested as at the Participant’s Termination Date shall immediately expire and are cancelled on the Participant’s Termination Date and the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual, common law or civil law termination entitlement or otherwise;

(ii)

if a Participant dies while an Eligible Person, the Personal Representative may exercise any of the Participant’s Options to the extent that the Options have vested as at the Participant’s death until the earlier of the Option Expiry Date of the particular Option and the date that is twelve months after the date of the Participant’s death, after which such Options expire and are cancelled. Any Options held by the Participant that have not vested as at the date of the Participant’s death shall immediately expire and are cancelled on the date of the Participant’s death and the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual, common law or civil law termination entitlement or otherwise;

(iii)

if a Participant is determined to have a Disability while an Eligible Person, the Participant or Personal Representative, as applicable, may exercise any of the Participant’s Options to the extent that the Options have vested as at the Participant’s Disability until the earlier of the Option Expiry Date of the particular Option and the date that is twelve months after the date of the Participant’s Disability, after which such Options expire and are cancelled. Any Options held by the Participant that have not vested as at the date of the Participant’s Disability shall immediately expire and are cancelled on the date of the Participant’s Disability and the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual, common law or civil law termination entitlement or otherwise;

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(iv)

if Participant’s Termination Date occurs because of the Participant’s termination for Cause by the Company or a Subsidiary (as determined by the Board), then any Options held by the Participant, whether or not they have vested as at the Termination Date, immediately expire and are cancelled on the Termination Date and the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual or common law termination entitlement or otherwise; and

(v)

the Participant’s eligibility to receive further grants of Options under this Plan in the event of the Participant’s Termination Date ceases as of the Termination Date and the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual, common law or civil law termination entitlement or otherwise.

2.9 Clawback

Notwithstanding anything in this Plan to the contrary, all Options granted under this Plan, and any Shares issued or payments made under this Plan in respect of any Options shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules, regulations or any Corporation policy as enacted, adopted or modified from time to time.

2.10 Adjustment to Shares

If there is any change in the capital of the Corporation affecting the Common Shares, including as a result of a stock split or consolidation, combination or exchange of shares, merger, arrangement, amalgamation, spin-off or other special distribution (other than distributions or cash dividends in the ordinary course) of the Corporation’s assets to shareholders, the Board, in its discretion, may make any adjustments it determines to be appropriate to reflect that change (for the purpose of preserving the value of the Options or the rights of Participants) including to (i) the number or kind of shares or other securities reserved for issuance under this Plan, (ii) the number or kind of shares or other securities subject to unexercised Options previously granted and the Option Exercise Price of those Options and (iii) the number of Options held by the Participants.

2.11 Effect of Change of Control

In the event of a proposed Change of Control, any Option held by any Participant that is not fully vested on the date that the Change of Control occurs shall, subject to the approval of each applicable regulatory authority or Exchange and subject to the provisions of any other written agreement between the Participant and the Corporation, if applicable, vest immediately prior to the Change of Control, and all Options held by the Participant shall be immediately exercisable within a 30-day period following the Change of Control regardless of the expiry date. Upon expiration of such 30-day period, all rights of the Participant to the Option or to exercise same (to the extent not theretofore exercised) shall terminate and cease to have further force or effect whatsoever. Alternatively, the Corporation may also or instead determine in its sole discretion that all such outstanding Options may be purchased, including by the Corporation (or any of its affiliates), for an amount per Option equal to the Transaction Price (as defined below), less the applicable exercise price, as of the date such transaction is determined to have occurred or as of such other date prior to the transaction closing date as the Board may determine in its sole discretion. For purposes of this paragraph, “Transaction Price” means the fair market value of a Common Share based on the consideration payable in the applicable transaction as determined by the Board. For the purposes of this paragraph, if the cash and/or other consideration that the Participant is entitled to receive after deducting the amount that the Participant would have been required to pay to the Corporation on exercise of Options, if applicable, is not greater than zero, the Options shall be cancelled for no additional consideration.

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2.12 Tax Consequences

It is the responsibility of the Participant to complete and file any tax returns which may be required under any applicable tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan. The Corporation shall not be responsible for any tax consequences to the Participant as a result of the Participant’s participation in the Plan. The Participant shall remain responsible at all times for paying any federal, provincial, local and foreign income or employment related taxes due, if and as applicable, with respect to any Option, and the Corporation shall not be liable for any interest or penalty that a Participant incurs by failing to make timely payments of tax.

2.13 Withholding Tax Requirements

Prior to the delivery of any Common Shares or cash pursuant to the, exercise or disposition of an Option, the Participant shall pay to the Corporation amounts necessary to satisfy applicable federal, state, provincial, local or other taxes of any kind required by law to be paid in connection with the exercise or disposition of Options or shall otherwise make arrangements satisfactory to the Corporation for such requirements. At its discretion, the Corporation may require a Participant receiving Common Shares to reimburse the Corporation for any such taxes required to be withheld by the Corporation and withhold any issuance and delivery of Common Shares to the Participant in whole or in part until the Corporation is so reimbursed. The issuance and delivery of Common Shares pursuant to the exercise or disposition of Options is contingent on the Participant reimbursing the Corporation for any applicable withholding tax requirements, and if the Participant fails to reimburse the Corporation for such amount, the Corporation may cancel such issuance and return such Common Shares to its treasury.

In order to satisfy the Corporation’s or Subsidiaries’ obligation, if any, to remit an amount to a taxation authority on account of such taxes in respect of the exercise or disposition of an Option (the “Withholding Tax Amount”), each of the Corporation and such Subsidiary shall have the right, as its discretion, to:

(i)	retain and withhold amounts from any amount or amounts owing to the Participant, whether under this Plan or otherwise;

(ii)	require the Participant to pay to the Corporation the Withholding Tax Amount as a condition of exercise of the Option by a Participant; and/or

(iii)

to make arrangements to sell a sufficient number of Common Shares to be issued pursuant to the exercise of an Option to fund the payment and remittance of the Withholding Tax Amount and any associated costs (including brokerage fees).

Notwithstanding the foregoing, nothing shall preclude the Corporation and the Participant from agreeing to use a combination of the methods described in this Section 2.13 or some other method to fund the Withholding Tax Amount.

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Americas Gold and Silver Corporation	Stock Option Plan

2.14 No Rights as Shareholder

The Participant shall not have any rights as a shareholder of the Corporation with respect to any Common Shares covered by an Option until the Participant shall have exercised such Option and been issued Common Shares in accordance with the terms of the Plan and the Corporation shall issue such Common Shares to the Participant in accordance with the terms of the Plan in those circumstances.

2.15 No Rights Conferred

(a) Nothing contained in this Plan or any Option shall confer upon any Participant any right with respect to continuance as a Director, Consultant, or officer or employee of the Corporation or its Subsidiaries, or interfere in any way with the right of the Corporation or its Subsidiaries to terminate the Participant’s employment or engagement at any time.

(b) Nothing contained in this Plan or any Option shall confer on any Participant who is not a Director, Consultant, or officer or employee of the Corporation or its Subsidiaries any right to continue providing ongoing services to the Corporation or its Subsidiaries or affect in any way the right of the Corporation or its Subsidiaries to determine to terminate his, her or its contract at any time.

2.16 Successors and Assigns

This Plan is binding on all successors and permitted assigns of the Corporation and its Subsidiaries and each Participant, including their Personal Representative, or any receiver or trustee in bankruptcy or representative of the creditors of the Corporation, any of its Subsidiaries or a Participant.

2.17 Other Employee Benefits

The amount of any compensation received by a Participant as a result of the exercise or settlement of any Option will not constitute compensation with respect to which any other employee benefits of that Participant are determined, including benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, unless otherwise determined by the Board or specified in the other plan.

2.18 Governing Law

This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

2.19 Severability

The invalidity or unenforceability of any provision of this Plan will not affect the validity or enforceability of any other provision and any invalid or unenforceable provision will be severed from this Plan.

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SCHEDULE “A”

AMERICAS GOLD AND SILVER CORPORATION STOCK OPTION PLAN

OPTION AGREEMENT

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT (the “Agreement”) made as of •.

B E T W E E N:

AMERICAS GOLD AND SILVER CORPORATION,

a corporation existing under the laws of Canada,

(hereinafter called the “Company”),

OF THE FIRST PART,

- and -

•

(hereinafter called the “Optionee”),

OF THE SECOND PART

WHEREAS the Company has established the Amended and Restated Stock Option Plan, as amended, supplemented or replaced from time to time (the “Plan”) pursuant to which the board of directors of the Company may, in its discretion, grant from time to time options (the “Options”) to purchase common shares of the Company (the “Optioned Shares”) to eligible participants;

AND WHEREAS, to advance the interests of the Company by affording the Optionee the opportunity, through Options, to acquire an increased proprietary interest in the Company, the Company has agreed to issue to the Optionee, pursuant to and in accordance with the terms and conditions of the Plan, Options to purchase up to, in the aggregate, • Shares (the “Optioned Shares”) on the terms and conditions set out in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties) the parties hereto covenant and agree as follows:

1 DEFINED TERMS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan and grammatical variations of such terms shall have corresponding meanings.

2 GRANT OF OPTIONS

Subject to the terms and conditions set out in this Agreement and the Plan, the Company hereby, as of the date of this Agreement (the “Date of Grant”), grants to the Optionee • personal, non-assignable Options to purchase an aggregate of • Optioned Shares, each such Option being exercisable in accordance with the terms of this Agreement and the Plan to acquire one Optioned Share. The Optionee agrees to be bound by the terms and conditions of the Plan, which control in case of any conflict with this Agreement, except as otherwise specifically provided in the Plan.

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3 OPTION EXERCISE PRICE

Subject to any adjustment in accordance with the terms of the Plan, the option exercise price at which each Optioned Share may be purchased upon the exercise of an Option (the “Option Exercise Price”) shall be $• CAD.

4 VESTING, EXPIRY AND EXERCISE OF OPTIONS

4.1 Except as otherwise provided in this Agreement or the Plan, the Options shall vest in accordance with the vesting schedule set forth in Section 4.2 and the Optionee shall have the right to exercise the Options to purchase the Optioned Shares, in whole or in part, once vested.

4.2 Subject to Section 4.3 and Section 4.4, the Options shall vest and be exercisable with respect to the Optioned Shares in accordance with the following schedule, provided that, the Optionee’s Termination Date has not occurred prior to the applicable vesting date:

Vesting Schedule - Options
Vesting Date	Vesting Quantity
•	•
•	•
•	•
•	•

; provided, however, in the event of a Change of Control, any Option held that is not fully vested on the date the Change of Control occurs shall vest immediately prior to the Change of Control and all Options held by the Optionees shall be immediately exercisable in accordance with the terms of the Plan.

4.3 The Options shall be exercisable by the Optionee by delivery of a written, duly executed Exercise Notice, substantially in the form of Schedule A annexed hereto, as the same may be amended, supplemented or replaced by the Company from time to time, to the Company.

4.4 The Options shall expire and terminate at the close of business in Toronto, Ontario on the 10th anniversary of the Date of Grant, being •, or on such earlier date as may be specified in this Agreement and the Plan, after which time the Options shall be of no further force or effect whatsoever as to those Optioned Shares in respect of which the Options have not then been exercised.

5 TERMINATION OF EMPLOYMENT OR ENGAGEMENT

5.1 The parties hereto acknowledge and agree that Section 2.8 and Section 2.9 of the Plan shall govern the Optionee’s rights pursuant to the Options upon the termination of the Optionee’s employment or engagement with the Company or any Subsidiary.  In summary, the portion of the Options that has not vested as at the Optionee’s Termination Date shall expire and be cancelled upon the Optionee’s Termination Date (regardless of whether the termination is lawful or unlawful, with or without Cause, and whether the Optionee or the Company or Subsidiary initiates the termination), and if the Optionee is terminated for Cause, the vested portion of the Options will also, subject to the minimum requirements of applicable employment or labour standards legislation, expire and be cancelled immediately on the Optionee’s Termination Date.

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5.2 The Optionee understands and acknowledges that the foregoing is only a summary of the treatment of the Options upon the Optionee’s termination of employment or engagement and the Optionee’s rights are governed solely by the terms of Section 2.8 and Section 2.9 of the Plan. The Plan shall prevail to the extent of any inconsistency between this summary and the Plan.

5.3 Except as required to meet any minimum applicable requirements contained in applicable employment or labour standards legislation, the Optionee understands, agrees, and acknowledges that the Optionee will not be entitled to any compensation or damages pursuant to contract, common law or civil law in respect of any expiry, cancellation or forfeiture or in lieu of receiving any Option, Optioned Shares, payment or benefit under the Plan or this Agreement, including in respect of all or any portion of this Option that expires, is cancelled, does not vest, or is not awarded to due to the termination of the Optionee’s employment, term of office, or engagement as of the Optionee’s Termination Date, or for any other reason. The Optionee agrees that this Agreement and the Plan together displace any and all common law and civil law rights that the Optionee may have or claim to have in respect of the Options, including any right to claim damages. The foregoing shall apply, regardless of (i) the reason for the termination of the Optionee’s employment, term of office or engagement; (ii) whether such termination is lawful or unlawful, with or without Cause; (iii) which party initiates the termination; and (iv) any fundamental changes, over time, to the terms and conditions applicable to the Optionee’s employment, term of office or engagement.

6 ADJUSTMENTS

The number of Optioned Shares subject to the Options and/or the Option Exercise Price at which any Optioned Share may be purchased upon the exercise of each Option shall be subject to adjustment from time to time in accordance with Article 2.10 of the Plan.

7 MISCELLANEOUS PROVISIONS

7.1 Nothing in the Plan, this Agreement or any Option shall confer upon the Optionee any right to continue in the employ of or to continue to provide services to the Company or any of its Subsidiaries or affect in any way the right of the Company or any of its Subsidiaries to terminate at any time his or her employment or any agreement or contract with the Optionee; nor shall anything in the Plan, this Agreement or any Option be deemed to be or construed as an agreement, or an expression of intent, on the part of the Company or any of its Subsidiaries to extend the employment of or the time for the provision of services by the Optionee beyond the time which he or she would normally be retired pursuant to the provisions of any present or future retirement plan or policy of the Company or any of its Subsidiaries, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment or for services with the Company or any of its Subsidiaries.

7.2 Upon exercise of an Option, the Optionee shall, upon notification of the amount due and prior to or concurrently with the delivery by the Company of the certificates representing the Optioned Shares issuable pursuant to the exercise of the Option, pay to the Company all amounts necessary to satisfy all applicable federal and provincial withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements, in accordance with the Plan. In order to implement this provision, and without limiting the foregoing or the provisions of the Plan, the Company shall have the right to, among other things, retain and withhold from any payment or distribution of cash, Optioned Shares or any other amounts payable to an Optionee or the Holder the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect thereto, in accordance with Section 2.13 of the Plan.

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7.3 The grant of the Options and the issue of any Optioned Shares upon the exercise of any Options are subject to and conditional upon obtaining any regulatory authority approvals as may be required as a condition of, or in connection with, such grant or issue.

7.4 Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

7.5 This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein in the Province. Each of the Company and the Optionee hereby attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

7.6 This Agreement and the Options granted to the Optionee hereunder are personal to the Optionee and are non-assignable and non-transferable, except in the manner contemplated herein and in the Plan.

7.7 The parties hereto covenant that they shall and will from time to time and at all times hereafter do and perform all such acts and things and execute all such additional documents as may be reasonably required to give effect to the terms and intention of this Agreement.

7.8 This Agreement is subject to the Plan as the same is in effect on the date hereof, all of the terms and conditions of which are hereby incorporated by reference and deemed to be a part hereof, and all interpretations, determinations and rules and regulations relating thereto shall be made by the Board in accordance with the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall prevail. The Optionee hereby acknowledges receipt of a copy of the Plan and that he or she has read and understood the terms and conditions set out therein and further acknowledges and agrees that this Agreement and any Options (and the exercise thereof) are subject to and governed by the terms and conditions of the Plan.

7.9 This Agreement, together with the Plan and the Exercise Notice delivered thereunder, supersedes all other agreements, documents, writings and verbal understandings among the parties relating to the subject matter hereof and represents the entire agreement between the parties relating to the subject matter hereof.

7.10 This Agreement shall enure to the benefit of and be binding upon the Company, its successors and assigns, the Optionee and his or her Permitted Assigns and, subject as is hereinbefore provided, the heirs, executors, administrators and permitted successors of the Optionee and his or her Permitted Assigns.

7.11 This Agreement, the Plan, and any Options granted hereunder may be amended by the Company or its shareholders, as applicable, in accordance with Section 1.5 of the Plan. No amendment to this Agreement, the Plan or any Options granted hereunder by the Optionee shall be valid or binding on the Company unless in writing and duly executed by the Company.

7.12 This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

AMERICAS GOLD AND SILVER CORPORATION

By:
Name: •
Title: •

•
By:
Name: •

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SCHEDULE “B”

EXERCISE NOTICE

To: The Administrator, Stock Option Plan Americas Gold and Silver Corporation 145 King St. W Suite 2870

Toronto, ON M5H 1J8

This Exercise Notice is delivered in respect of the option (the “Option”) to purchase __________ common shares (each, a “Share”) in the capital of Americas Gold and Silver Corporation (the “Corporation”) at an exercise price of $________ per Share that was granted to the undersigned on ___________, 20__, pursuant to the Corporation’s Amended and Restated Stock Option Plan (the “Plan”) and the Option Agreement entered into between the Corporation and the undersigned.

Effective as of today, ___________, 20__, subject to the terms Plan, the undersigned hereby irrevocably elects to:

☐

exercise the Option to purchase the following number of Shares, and encloses a cheque or bank draft or has provided a wire transfer payable to Americas Gold and Silver Corporation (circle one) in the aggregate amount set out below, which is equal to the total exercise price for the Shares being purchased:

Number of Shares to be Purchased:
At an Exercise Price per Share of:	$
For an aggregate Exercise Price of:	$

The undersigned directs the Corporation to issue the share certificate evidencing the Shares purchased in the name of the undersigned to be mailed to the undersigned at the following address:

Address:

or

☐

exercise a right available to the undersigned under Section 2.6(c) of the Plan to a cashless exercise with respect to the Option with an exercise price of $   per Share, and the undersigned directs the Corporation to issue the share certificate evidencing the Shares purchased in the name of the undersigned to be mailed to the undersigned at the following address:

Address:

☐

By checking this box, I hereby confirm and acknowledge my responsibility for my personal income taxes related to the taxable benefit from exercising the Option (including the net exercise, as applicable).

DATED the            day of                                  , 20   .

Signature of Witness	Signature of Participant
Name of Witness (please print)	Name of Witness (please print)

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